EXHIBIT 5(A)


                               January 31, 1997



UST Corp.
40 Court Street
Boston, MA  02108

           RE: UST Corp's Post-Effective Amendment to Registration Statement on Form S-4 as Registration Statement on Form S-8 Relating to The Co-operative Bank of Concord 1985 Stock Option Plan, The Co-operative Bank of Concord 1987 Stock Option Plan and Incentive Plan, The Co-operative Bank of Concord 1995 Stock Option Plan and Incentive Plan, The Co-operative Bank of Concord 1993 Employee Stock Purchase Plan and The Braintree Savings Bank 1985 Incentive Stock Option Plan.

      As General Counsel of UST Corp. (the "Corporation"), I have participated with the Corporation, its officers and outside counsel to the Corporation, Bingham, Dana & Gould LLP, in the preparation for filing with the Securities and Exchange Commission (the "Commission") of a Post-Effective Amendment to the Corporation's Registration Statement on Form S-4 as a Registration Statement on Form S-8 (the "Registration Statement"), covering 486,009 shares (the "Shares") of the Corporation's Common Stock, par value $0.625 per share, which Shares may hereafter be acquired by participants ("Participants") in (1) The Co-operative Bank of Concord 1985 Stock Option Plan, (2) The Co-operative Bank of Concord 1987 Stock Option Plan and Incentive Plan, (3) The Co-operative Bank of Concord 1995 Stock Option Plan and Incentive Plan, (4) the Co-operative Bank of Concord 1993 Employee Stock Purchase Plan, and (5) The Braintree Savings Bank 1985 Incentive Stock Option Plan (collectively, the "Plans"). In connection with filing the Registration Statement, the rules and regulations of the Commission require my opinion, in my capacity as General Counsel for the Corporation, on the matters set forth below.

      In rendering this opinion, I, and other attorneys in this office working under my supervision, have examined and relied upon originals or copies, certified or otherwise, of all such corporate records, documents, agreements or other instruments of the Corporation, and have made such investigation of law and have discussed with the officers of the Corporation such questions of fact as we have deemed necessary or appropriate. In rendering this opinion, I have relied upon certificates and statements of officers and directors of the Corporation as to factual maters, and have assumed the genuineness of all documents submitted as copies.


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      Based upon and subject to the foregoing, I am of the opinion that the
Shares will be, upon the issuance thereof pursuant to the terms of the Plans, legally issued, fully paid and non-assessable.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel".


                               Very truly yours,


			        /s/ Eric R. Fischer
                               _____________________________
                               Eric R. Fischer
                               General Counsel

ERF/cmb